Exhibit 99.1

FOR IMMEDIATE RELEASE OCTOBER 27, 2004 FOR ADDITIONAL INFORMATION CONTACT: RANDY J. SIZEMORE SR VICE PRESIDENT, CFO (260) 358-4680

NORTHEAST INDIANA BANCORP, INC. INCREASES CASH DIVIDEND

HUNTINGTON, INDIANA, — (NASDAQ: “NEIB”) Northeast Indiana Bancorp, Inc., the parent corporation of First Federal Savings Bank, today announced that the Corporation has approved a quarterly cash dividend of $0.15 per common share. This represents a 7.1% increase over the Company’s previous quarter dividend of $0.14 per common share, and is the ninth consecutive year the dividend has been increased. This cash dividend will be payable on November 23, 2004 to shareholders of record on November 9, 2004.

Northeast Indiana Bancorp Chairman Stephen E. Zahn stated that “the Board of Directors has increased this cash dividend in recognition of the Company’s continued profitability and our commitment to return a portion of those earnings to our shareholders in cash.”

The book value of NEIB’s stock was $18.22 per common share as of September 30, 2004. The last reported trade of the Company’s stock at the close of business on October 26, 2004 was $21.60 per common share and the number of outstanding common shares was 1,425,357 as of the same date. The Company reported total assets of $228.7 million as of September 30, 2004.

Northeast Indiana Bancorp, Inc. is headquartered at 648 North Jefferson Street, Huntington, Indiana. The Company offers a full array of banking, trust, and financial brokerage services to its customers through three full service branches located in Huntington, Indiana. The Company is traded on The NASDAQ Stock Market under the symbol “NEIB”.